Exhibit 99.1

COMTECH TELECOMMUNICATIONS CORP.
ANNOUNCES ORGANIZATIONAL CHANGES

Melville, New York, July 20, 2015 - Comtech Telecommunications Corp. (NASDAQ: CMTL) (“Comtech”) announced today that it is implementing certain organizational changes in connection with an ongoing assessment of its operations by its President and Chief Executive Officer, Dr. Stanton D. Sloane.

To improve company-wide operating efficiencies and offer more innovative and integrated solutions to our customers, Comtech will fully integrate the activities and business of its Germantown, Maryland-based subsidiary, Comtech Mobile Datacom Corporation, with its Tempe, Arizona-based subsidiary, Comtech EF Data Corp. In addition, John Branscum, President of Comtech Xicom Technology, Inc., will succeed Robert McCollum, President of Comtech EF Data Corp., who will be retiring on July 31, 2015. Mr. Branscum, who has more than 30 years of industry experience, joined Comtech in 2008 and is well versed in its company-wide business. In his new position, Mr. Branscum will continue his oversight of Comtech Xicom Technology, Inc.

In announcing these changes, Dr. Sloane, President and Chief Executive Officer, stated, “I believe that these organizational changes provide an opportunity to improve operations in a way that will strengthen our competitive position as we pursue new U.S. government and international opportunities.”

Dr. Sloane added, “I am very appreciative of Bob McCollum’s contributions to Comtech. Over the course of his fifteen years with the Company, Bob has been instrumental in establishing Comtech as a leading provider of satellite earth station equipment. We wish him the best in his retirement.”

About Comtech

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company sells products to a diverse customer base in the global commercial and government communications markets. The Company believes it is a leader in most of the market segments that it serves.

Forward-Looking Statements

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL
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Media Contacts:
Michael D. Porcelain, Senior Vice President and Chief Financial Officer
631-962-7000
info@comtechtel.com